MALIZIA SPIDI & FISCH, PC ATTORNEYS AT LAW
901 NEW YORK AVENUE, N.W. SUITE 210 EAST WASHINGTON, D.C. 20001 (202) 434-4660 FACSIMILE: (202) 434-4661	1900 SOUTH ATHERTON STREET SUITE 101 STATE COLLEGE, PA 16801 (814) 272-3502 FACSIMILE: (814) 272-3514

March 27, 2009

Roma Financial Corporation

2300 Route 33

Robbinsville, NJ 08691

RE:	Registration Statement on Form S-8:

Roma Financial Corporation 2008 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Roma Financial Corporation, a United States corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 1,810,073 shares of common stock, par value $.10 per share (the “Common Stock”) of the Company which may be issued (i) upon the exercise of options for 1,292,909 shares of Common Stock and (ii) upon the award of 517,164 shares of Common Stock as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the stock awards granted under and in accordance with the terms of the Plan will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Sincerely,

/s/ Malizia Spidi & Fisch, PC

Malizia Spidi & Fisch, PC